UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2005

AXSYS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-16182	11-1962029
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

175 Capital Boulevard, Suite 103
Rocky Hill, Connecticut	06067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 257-0200

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

     On May 2, 2005, in connection with the acquisition of Diversified Optical Products, Inc., a New York corporation (“DiOP”), Axsys Technologies, Inc., a Delaware corporation (“Axsys”), entered into a new credit facility (the “Credit Facility”) with Fleet National Bank, a Bank of America company (the “Bank”). The Credit Facility is comprised of a $15.0 million three-year revolving credit facility (the “Revolving Credit Facility”), a $20.0 million five-year term loan (the “Term Loan A”) and a $35.0 million two-year term loan facility (the “Term Loan B”). Repayments of amounts borrowed under the Credit Facility are secured by a lien on all of Axsys’ assets and the assets of Axsys’ subsidiaries, including a pledge of all of the stock of Axsys’ subsidiaries. The Credit Facility is also guaranteed by all of Axsys’ subsidiaries.

     The Credit Facility requires, among other things, that Axsys maintain certain performance financial covenants, restricts its ability to incur additional indebtedness, and contains various customary provisions, including affirmative and negative covenants, representations and warranties and events of default.

     The Revolving Credit Facility is available through May 2008, subject to optional prepayment in accordance with its terms. Up to $2.0 million of the Revolving Credit Facility may be utilized to issue letters of credit. Axsys may elect to have any borrowing under the Revolving Credit Facility bear interest either at the Bank’s prime rate or the 1-month LIBOR rate plus a margin of 100 to 275 basis points, depending on Axsys’ consolidated funded debt-to-consolidated EBITDA ratio, as defined under the Credit Facility. As of May 2, 2005,there were no borrowings under the Revolving Credit Facility.

     The Term Loan A is scheduled to mature in May 2010, subject to optional and mandatory prepayment in accordance with its terms, with quarterly principal payments, which begin August 2005, totaling $4.0 million. The Term Loan A bears interest at a rate per annum equal to the 3-month LIBOR rate plus a margin of 100 to 275 basis points, depending on Axsys’ consolidated funded debt-to-consolidated EBITDA ratio, as defined under the Credit Facility. As of May 2, 2005, the balance of the Term Loan A was $20.0 million.

     The Term Loan B is scheduled to mature in May 2007, subject to optional and mandatory prepayment in accordance with its terms. Principal payments, which begin in February 2006, will be made in five quarterly installments of $500,000 each and a final installment of $32.5 million on May 2, 2007. The Term Loan B bears interest at a rate per annum equal to the LIBOR rate plus a margin of 100 to 275 basis points, depending on Axsys’ consolidated funded debt-to-consolidated EBITDA ratio, as defined under the Credit Facility. Axsys has the option of selecting the 1-month, 2-month or 3-month LIBOR rate. As of May 2, 2005, the balance of the Term Loan B was $35.0 million.

Item 2.01      Completion of Acquisition or Disposition of Assets.

     On May 2, 2005, Axsys completed the previously announced acquisition of DiOP for approximately $60.0 million in cash. The acquisition was made pursuant to the Stock Purchase Agreement, dated March 23, 2005, among Axsys, DiOP and DiOP’s stockholders: Louis R. Fantozzi, Lawrence Kessler and Paul Parkas (the “Stockholders”), whereby, upon the terms and subject to the conditions set forth therein, Axsys purchased from the Stockholders all of the outstanding capital stock of DiOP. DiOP is a manufacturer of high-end thermal surveillance camera systems and lenses.

     Axsys announced the closing of the acquisition in a press release on May 2, 2005. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03      Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     See the discussion under Item 1.01 above, Entry into a Material Definitive Agreement, for information regarding the Credit Facility. Axsys used borrowings under the Credit Facility to finance the acquisition of DiOP and repay the approximately $4.0 million outstanding under its prior unsecured credit facility with the Bank.

Item 9.01      Financial Statements and Exhibits.

(a)      Financial Statements of Businesses Acquired.

As of the date of filing of this Current Report on Form 8-K, it is impracticable for Axsys Technologies, Inc. to provide the financial statements required by Item 9.01(a) of Form 8-K. In accordance with Item 9.01(a)(4) of Form 8-K, such financial statements will be filed by amendment to this Form 8-K no later than July 18, 2005, 71 days after the required filing date for this Current Report.

(b)      Pro Forma Financial Information.

As of the date of filing this Current Report on Form 8-K, it is impracticable for Axsys Technologies, Inc. to provide the pro forma financial information required by Item 9.01(b) of Form 8-K. In accordance with Item 9.01(b)(2) of Form 8-K, such financial information will be filed by amendment to this Form 8-K no later than July 18, 2005, 71 days after the required filing date for this Current Report.

(c)      Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

99.1	Press release issued by Axsys Technologies, Inc., dated May 2, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXSYS TECHNOLOGIES, INC.
	/s/	David A. Almeida

	By:	David A. Almeida Chief Financial Officer
Date: May 3, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press release issued by Axsys Technologies, Inc., dated May 2, 2005